Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-251779) on Form S-3 and related Prospectus of Presidio Property Trust, Inc. of our report dated March 30, 2021, relating to the consolidated financial statements and the financial statement schedule of Presidio Property Trust, Inc., appearing in the Annual Report on Form 10-K of Presidio Property Trust, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

Irvine, California

April 12, 2021